Booz Allen Appoints Public Policy Advisor Melody Barnes
to its Board of Directors

McLean, Virginia; Oct. 23, 2015 - Booz Allen Hamilton Holding Corporation (NYSE:BAH), the parent company of consulting firm Booz Allen Hamilton Inc., has appointed Melody Barnes to its Board of Directors, effective immediately. Ms. Barnes, who is currently a domestic policy strategist and a Vice Provost and Senior Fellow at New York University, formerly served President Barack Obama as an Assistant to the President and as the Director of the Domestic Policy Council, which coordinates the domestic policy-making process in the White House. She will also serve on Booz Allen’s Compensation and Nominating and Corporate Governance Committees.
“As Booz Allen continues to invest in new areas of business on a path to renewed growth, Melody brings a wealth of public policy expertise that will give the firm an enhanced and broadened perspective on issues that are important to our clients and to our own strategic planning,” said Ralph W. Shrader, Booz Allen’s Chairman. “Her unique skillset and point of view complement a strong board with a diverse range of experience, and we look forward to her contributions.”
Ms. Barnes will serve for a term expiring at Booz Allen’s annual meeting of stockholders in the summer of 2016. Her addition brings Booz Allen’s Board to eleven directors.
Since 2013, Ms. Barnes has served as Vice Provost, Global Student Leadership Initiatives, and a Senior Fellow in the Robert F. Wagner School of Public Service at New York University. She is also Co-Founder and Principal of MB Squared Solutions LLC, a domestic policy strategy firm, Chair of the Aspen Institute Forum for Community Solutions and serves as a director at Ventas, Inc., a real estate investment trust.

Before serving in the White House, Ms. Barnes was the Senior Domestic Policy Advisor to President Obama’s campaign. From 2005 to 2008, Ms. Barnes was the Executive Vice President for Policy at the Center for American Progress, where she had previously been a Senior Fellow from 2003 to 2005. She also served as Chief Counsel to Sen. Edward M. Kennedy on the Senate Judiciary Committee from 1998 to 2003, and as his General Counsel from 1995 to 1998.. In those capacities - and as Director of Legislative Affairs for the U.S. Equal Employment Opportunity Commission and assistant counsel to the U.S. House of Representatives Judiciary Subcommittee on Civil and Constitutional Rights - she worked extensively on public policy pertaining to civil rights, women’s health, religious liberties, and commercial law.

Ms. Barnes received her bachelor's degree from the University of North Carolina at Chapel Hill and received her law degree from the University of Michigan. She began her career as an attorney with Shearman & Sterling in New York City, and is a member of both the New York State Bar Association and the District of Columbia Bar Association.

About Booz Allen Hamilton
Booz Allen Hamilton has been at the forefront of strategy and technology for more than 100 years. Today, the firm provides management and technology consulting and engineering services to governments in the civil, defense, and intelligence markets, global corporations, and not-for-profit organizations. Booz Allen partners with private and public sector clients to solve their most difficult challenges. Headquartered in McLean, Virginia, the firm employs more than 22,500 people globally, and had revenue of $5.27 billion for the 12 months ended March 31, 2015. To learn more, visit www.boozallen.com. (NYSE: BAH)

CONTACT:
Media Relations - James Fisher 703-377-7595
Investor Relations - Curt Riggle 703-377-5332.
BAHPR-GI